UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 28, 2019

Mr. Cooper Group Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-14667	91-1653725
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
8950 Cypress Waters Boulevard
Coppell, Texas 75019
(Address of Principal Executive Offices)

(469) 549-2000
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

•	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

•	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

•	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

•	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 28, 2019, the Board of Directors (the "Board") of Mr. Cooper Group Inc. (the "Company") appointed Busy Burr as a director of the Company for a term ending at the 2019 annual meeting of stockholders. Ms. Burr previously served as Chief Innovation Officer and Vice President of Healthcare Trend at Humana.
With over 10 years of C-level executive experience, Ms. Burr has worked at some of the world’s largest financial and consumer corporations including as Managing Director of Citi Ventures and Global Head of Business Incubation at Citigroup, CMO and Global Head of Communications for the Global Technology Group at Credit Suisse First Boston and as an Entrepreneur-in-Residence at eBay. Before that, Ms. Burr also led Gap Inc.’s Global Brand Management as Vice President and was an Investment Banker at Morgan Stanley. Additionally, Ms. Burr currently serves on the Board of Directors of Satellite Healthcare Inc. and has previously served as a board observer for three healthcare companies, Omada Health, Inc., Aspire Health, Inc. and Livongo Health, Inc.

For her service on the Board, Ms. Burr will receive a $125,000 annual fee for each twelve-month period that she serves on the Board. On May16, 2019, the date of the Company’s stockholder meeting, Ms. Burr will be granted restricted stock units with a fair market value of $110,000 and an additional $18,500 of restricted stock units for her service on the Board in April and May. The restricted stock units vest on the earlier of (i) the first anniversary of the grant date or (ii) the date of the Company’s next annual meeting of stockholders following the grant date.
A copy of the press release announcing Ms. Burr’s appointment is attached as Exhibit 99.1
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

99.1	Press release of Mr. Cooper Group Inc., dated February 28, 2019

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mr. Cooper Group Inc.

Date: February 28, 2019	By:	/s/ Amar Patel
Amar Patel Chief Financial Officer